UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):   June 13, 2008
Premier Exhibitions, Inc.

Exact name of Registrant as specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:   (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 12, 2008, the Compensation Committee of the Board of Directors of Premier Exhibitions, Inc. (the “Company”) granted Director Gregg M. Goodman 15,000 shares of restricted stock, which restricted stock shall vest on the first anniversary date of the grant if Mr. Goodman is a Director on such date. Such shares of restricted stock were awarded to Mr. Goodman under the Premier Exhibitions, Inc. 2007 Restricted Stock Plan. Such Plan is more fully described under the sections of the Company’s 2007 proxy statement dated June 27, 2007 entitled “Long-Term Equity Incentive Compensation” and “Proposal Two: Approval of Adoption of the Premier Exhibitions, Inc. 2007 Restricted Stock Plan”, which descriptions are incorporated herein by reference.

Item 8.01.	Other Events.
     On June 11, 2008, R.M.S. Titanic, Inc. (“RMST”), a wholly-owned subsidiary of the Company, submitted to the United States District Court for the Eastern District of Virginia, Norfolk Division (the “Court”) a memorandum containing proposed covenants (the “Memorandum” and the “Covenants”, respectively) specifying conditions and limitations to be included in an in specie (in kind) award, should the Court determine that one is appropriate. The covenants were submitted to the Court pursuant to the Court’s April 15, 2008 Order in the case entitled R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, et al., in rem, which Order was disclosed by the Company in a Current Report on Form 8-K dated April 15, 2008.
     The full text of the Memorandum and Covenants have been posted to the Company’s website located at www.prxi.com under the heading “The Company” and subheadings “Investor Relations” and “Other.” The Company will maintain a copy of the Memorandum and Covenants, which are public documents, on its website for approximately 30 days.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: June 13, 2008	By:	/s/ Harold W. Ingalls
Harold W. Ingalls
Chief Financial Officer